QuickLinks -- Click here to rapidly navigate through this document

Exhibit (a)(1)(H)

AMENDMENT AND SUPPLEMENT DATED OCTOBER 27, 2016
to the Offer to Purchase for Cash dated October 6, 2016 for Shares of Common Stock of
Five Star Quality Care, Inc. by ABP Acquisition LLC, a wholly owned subsidiary of ABP Trust

ABP Acquisition LLC
has amended its Offer to Purchase for Cash and is now
Offering to Purchase
Up to 18,000,000 Shares of Common Stock
of
Five Star Quality Care, Inc.
at
$3.00 Net Per Share

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME,
ON THURSDAY, NOVEMBER 10, 2016, UNLESS THE OFFER IS EXTENDED.

        ABP Acquisition LLC, a Maryland limited liability company ("Purchaser," "we," "our" or "us"), has amended its offer to purchase shares of common stock, par value $.01 per share ("Shares"), of Five Star Quality Care, Inc., a Maryland corporation ("FVE"), previously set forth in the Offer to Purchase dated October 6, 2016 (as it may be further amended or supplemented from time to time, the "Offer to Purchase") and the related Letter of Transmittal. Purchaser is now offering to purchase up to 18,000,000 Shares for $3.00 per Share, net to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal (which together, as amended and supplemented by this Amendment and Supplement, and as each may be further amended or supplemented from time to time, collectively constitute the "Offer").

        Except as otherwise set forth in this Amendment and Supplement, the terms and conditions set forth in the Offer to Purchase dated October 6, 2016 and the related Letter of Transmittal are applicable in all respects to the Offer. The information set forth below should be read in conjunction with the Offer to Purchase dated October 6, 2016 and the related Letter of Transmittal. Terms defined in the Offer to Purchase dated October 6, 2016, but not defined in this Amendment and Supplement, have the meanings ascribed to them in the Offer to Purchase dated October 6, 2016.

        If more than 18,000,000 Shares are properly tendered and not withdrawn, Purchaser will purchase Shares properly tendered and not withdrawn on a pro rata basis with adjustments to avoid the purchase of fractional Shares.

        The Offer is not conditioned upon obtaining financing or any minimum number of Shares being tendered. However, the Offer is subject to other conditions. See Sections 1 and 13 of the Offer to Purchase dated October 6, 2016. Purchaser reserves the right to waive any of the conditions to the Offer and to make any change in the terms of, or conditions to, the Offer. The Offer to Purchase (including this Amendment and Supplement) and the related Letter of Transmittal contain important information, that you should read carefully before deciding whether to tender your Shares.

        None of Purchaser, ABP Trust, Barry M. Portnoy, Adam D. Portnoy, Wells Fargo Bank, N.A., in its capacity as depositary and paying agent, or Morrow Sodali Global LLC, in its capacity as information agent, make any recommendation to you as to whether to tender or refrain from tendering your Shares and have not authorized any person to make any such recommendation. You must make your own decision whether to tender some, all or none of your Shares.

        October 27, 2016

 IMPORTANT

If you want to tender all or any portion of your Shares in the Offer, you must do the following:

  •
  If you are a record holder and your Shares are certificated or held in book-entry form in an account maintained on behalf of FVE by Wells Fargo Bank, N.A. as FVE's transfer agent and registrar, you must complete and sign either (i) the original Letter of Transmittal, previously circulated with the Offer to Purchase dated October 6, 2016, or (ii) the revised Letter of Transmittal filed with this Amendment and Supplement, in accordance with the instructions provided therein. You must send any Share certificate(s) along with the Letter of Transmittal to Wells Fargo Bank, N.A., the depositary and paying agent for the Offer.

    Shares previously validly tendered by record holders pursuant to the original Letter of Transmittal and not withdrawn constitute valid tenders for purposes of the Offer. You are not required to take any further action with respect to any Shares you have tendered pursuant to such original Letter of Transmittal.

  •
  If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered.

    The Letter of Transmittal, any certificate(s) for the Shares and any other required documents must reach the depositary prior to the expiration of the Offer (currently scheduled for 12:00 midnight, New York City time, on Thursday, November 10, 2016, unless extended). Shares may not be tendered by notice of guaranteed delivery.

    This transaction has not been approved or disapproved by the SEC or any state securities commission nor has the SEC or any state securities commission passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in the Offer to Purchase (including this Amendment and Supplement) or the Letter of Transmittal. Any representation to the contrary is unlawful.

* * *

Questions and requests for assistance may be directed to the information agent at the address and telephone number set forth on the back cover of this Amendment and Supplement. Additional copies of this Amendment and Supplement, the Offer to Purchase, the revised Letter of Transmittal and other related materials may be obtained from the information agent or from your broker, dealer, commercial bank, trust company or other nominee. Copies of these materials may also be found at the website maintained by the SEC at www.sec.gov.

i

THE FOLLOWING INFORMATION AMENDS, MODIFIES AND SUPPLEMENTS THE INFORMATION CONTAINED IN THE OFFER TO PURCHASE DATED OCTOBER 6, 2016 AND THE RELATED LETTER OF TRANSMITTAL:

SUMMARY TERM SHEET

        The following Summary Term Sheet amends, modifies and supplements the section entitled "Summary Term Sheet" in the Offer to Purchase, dated October 6, 2016 (as it may be further amended or supplemented from time to time, the "Offer to Purchase"), and highlights selected information from the Offer (as defined below). You should read this Amendment and Supplement, the entire Offer to Purchase and the related Letter of Transmittal carefully because the information in the summary is not complete and the rest of this Amendment and Supplement, the Offer to Purchase and the related Letter of Transmittal contain important information. Unless the context otherwise requires, the terms "we," "our," "us" and "Purchaser" refer to ABP Acquisition LLC. Terms defined in the Offer to Purchase, but not defined in this Amendment and Supplement, have the meanings ascribed to them in the Offer to Purchase.

Securities Sought	Up to 18,000,000 shares of common stock, par value $.01 per share ("Shares"), of Five Star Quality Care, Inc. ("FVE")
Price Offered Per Share	$3.00 per Share, net to the seller in cash, without interest and less applicable withholding taxes
Scheduled Expiration of Offer	12:00 midnight, New York City time, on Thursday, November 10, 2016, unless and until extended (the "Expiration Time")
Purchaser	ABP Acquisition LLC, a Maryland limited liability company

        Purchaser is offering to purchase up to 18,000,000 Shares for $3.00 per Share, net to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal (which together, as amended and supplemented by this Amendment and Supplement and as each may be further amended or supplemented from time to time, collectively constitute the "Offer").

        Except as otherwise set forth in this Amendment and Supplement and the revised Letter of Transmittal, the terms and conditions previously set forth in the Offer to Purchase and the related Letter of Transmittal remain applicable in all respects to the Offer.

How have you amended the Offer?

        We have amended the Offer to increase the number of Shares we are offering to purchase from 10,000,000 Shares to 18,000,000 Shares.

How many Shares are you seeking in the Offer?

        We are offering to purchase up to 18,000,000 Shares. See "Section 1. Terms of the Offer; Proration" of the Offer to Purchase and this Amendment and Supplement.

What happens if stockholders tender more Shares than you are willing to buy?

        If more than 18,000,000 Shares are properly tendered and not withdrawn, we will purchase Shares properly tendered and not withdrawn on a pro rata basis with adjustments to avoid the purchase of fractional Shares. If proration of tendered Shares is required, because of the process for determining the number of Shares properly tendered and not withdrawn, we do not expect to announce the final proration factor and commence payment for any Shares purchased pursuant to the Offer until up to five business days after the Expiration Time. Preliminary results of any proration will be announced through the public filing of an amendment to the Schedule TO as promptly as practicable after the Expiration Time.

        Proration for each stockholder tendering Shares will be based on the ratio of the number of Shares properly tendered and not withdrawn by the stockholder to the total number of Shares properly tendered and not withdrawn by all stockholders with adjustments to avoid purchases of fractional Shares.

If I already tendered my Shares in the original Offer, do I have to do anything new?

        No. FVE stockholders do not have to take any action regarding any Shares previously validly tendered and not withdrawn. You can withdraw your tendered Shares at any time prior to the expiration of the Offer and you may also withdraw your previously tendered Shares at any time after Monday, December 5, 2016, unless such Shares have been accepted for payment as provided in the Offer. See "Section 1. Terms of the Offer; Proration" and "Section 3. Withdrawal Rights" of the Offer to Purchase and this Amendment and Supplement, as applicable.

What does the board of directors of FVE think of the Amended Offer?

        FVE's board of directors has expressed no opinion to FVE stockholders on, and remained neutral toward, the Offer in the Schedule 14D-9 filed with the SEC on October 6, 2016 (the "Schedule 14D-9"). Stockholders of FVE should carefully read the Schedule 14D-9 and any amendment thereto.

Has the expiration date of the Offer been changed?

        No. The expiration date of the Offer remains 12:00 midnight, New York City time, on Thursday, November 10, 2016, unless the Offer is extended.

Is your financial condition material to my decision to tender my Shares in the Offer?

        We do not believe that our financial condition is material to your decision to tender Shares and accept the Offer because, among other things, the Offer consideration consists solely of cash, the Offer is not subject to any financing condition, Adam D. Portnoy, Barry M. Portnoy, ABP Trust and Purchaser together have cash, cash equivalents and marketable securities sufficient to purchase 18,000,000 Shares at $3.00 a Share by at least a factor of three, ABP Trust has contributed sufficient cash to us to complete the Offer and to pay related fees and expenses and we, ABP Trust, Adam D. Portnoy and Barry M. Portnoy have significant assets and negligible liabilities.

        We are a wholly owned subsidiary of ABP Trust. ABP Trust is owned by Adam D. Portnoy and Barry M. Portnoy. ABP Trust's most significant asset is its ownership interests in RMR Inc., a company whose shares of class A common stock are listed on the Nasdaq, and RMR LLC, which is majority owned by RMR Inc. Based on the closing market price of the shares of class A common stock of RMR Inc. on the Nasdaq on October 26, 2016 of $36.10 per share, we believe that the implied aggregate value of ABP Trust's investment in RMR Inc. and RMR LLC is approximately $582.7 million. In addition, Adam D. Portnoy, Barry M. Portnoy and ABP Trust have significant investments in four publicly traded real estate investment trusts (the "Managed REITs") that are managed by RMR LLC. Some of these investments in the Managed REITs are held subject to lock-up restrictions that extend until June 5, 2025, subject to earlier termination upon the occurrence of certain events such as a change of control or termination of listing of the applicable Managed REIT. Based on the closing market prices of the common shares of the Managed REITs on the Nasdaq on October 26, 2016, the investments of Adam D. Portnoy, Barry M. Portnoy and ABP Trust in the Managed REITs that are not subject to the above-described lock-up restrictions have an aggregate value of approximately $78.2 million and their investments in the Managed REITs that are subject to such lock-up restrictions have an aggregate value of approximately $126.9 million. As of October 26, 2016, Adam D. Portnoy and Barry M. Portnoy have a combined net worth of not less than $787.8 million.

        RMR Inc. and each Managed REIT is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters, including its financial statements. The investments of ABP Trust, Barry M. Portnoy and Adam D. Portnoy in RMR Inc., RMR LLC and the Managed REITs are disclosed by them in reports and other documents filed with the SEC. Copies of such reports and other documents electronically filed by these entities with the SEC can be obtained from the SEC's website, www.sec.gov.

Whom should I call if I have questions about the Offer?

        You can call Morrow Sodali Global LLC, the information agent for the Offer, toll free, at (800) 662-5200.

 INTRODUCTION

        The following information (this "Amendment and Supplement") amends, modifies and supplements the Offer to Purchase dated October 6, 2016 (as it may be further amended or supplemented from time to time, the "Offer to Purchase") of ABP Acquisition LLC, a Maryland limited liability company ("Purchaser"). Unless the context indicates otherwise, the terms "us," "we" and "our" in this Amendment and Supplement refer to Purchaser.

        Purchaser is offering to purchase for cash up to 18,000,000 shares of common stock, par value $.01 per share ("Shares"), of Five Star Quality Care, Inc., a Maryland corporation ("FVE"), for $3.00 per Share, net to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, the related Letter of Transmittal and this Amendment and Supplement (which, together with the Offer to Purchase and this Amendment and Supplement, as each may be further amended or supplemented from time to time, collectively constitute the "Offer"). Terms defined in the Offer to Purchase, but not defined in this Amendment and Supplement, have the meanings ascribed to them in the Offer to Purchase.

        This Amendment and Supplement should be read in conjunction with the Offer to Purchase dated October 6, 2016. Except as otherwise set forth in this Amendment and Supplement and the related revised Letter of Transmittal, the terms and conditions previously set forth in the Offer to Purchase and related original Letter of Transmittal remain applicable in all respects to the Offer.

        Procedures for tendering Shares are set forth in Section 2 of the Offer to Purchase (including as supplemented by Section 2 of this Amendment and Supplement). Tendering stockholders may continue to use the original Letter of Transmittal previously circulated with the Offer to Purchase dated October 6, 2016, or they may use the revised Letter of Transmittal filed with this Amendment and Supplement to tender Shares in the Offer.

        SHARES PREVIOUSLY VALIDLY TENDERED PURSUANT TO THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL AND NOT WITHDRAWN CONSTITUTE VALID TENDERS FOR PURPOSES OF THE OFFER. STOCKHOLDERS WHO HAVE VALIDLY TENDERED AND NOT WITHDRAWN THEIR SHARES ARE NOT REQUIRED TO TAKE ANY FURTHER ACTION.

        The Offer to Purchase (including this Amendment and Supplement) and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

 THE OFFER

SECTION 1. TERMS OF THE OFFER; PRORATION

  Section 1. of the Offer to Purchase is hereby amended, modified and supplemented as follows:

        Purchaser has increased the number of Shares it is offering to purchase from 10,000,000 Shares to 18,000,000 Shares.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is further amended, supplemented or extended), we will purchase up to 18,000,000 Shares that are validly tendered prior to the Expiration Time and not properly withdrawn. See "Section 3. Withdrawal Rights" of the Offer to Purchase. The term "Expiration Time" means 12:00 midnight, New York City time, on Thursday, November 10, 2016, unless and until we have extended the period of time during which the Offer is open, in which event the term "Expiration Time" will mean the latest time and date on which the Offer, as so extended by us, will expire.

        If more than 18,000,000 Shares are validly tendered prior to the Expiration Time and not properly withdrawn, we will, upon the terms and subject to the conditions of the Offer, purchase 18,000,000 Shares on a pro rata basis (with adjustments to avoid purchases of fractional Shares) based upon the number of Shares validly tendered prior to the Expiration Time and not properly withdrawn.

SECTION 2. PROCEDURE FOR TENDERING SHARES

  Section 2. of the Offer to Purchase is hereby amended, modified and supplemented as follows:

        Stockholders of record tendering their Shares may continue to use either (i) the original Letter of Transmittal attached as Exhibit (a)(1)(B) to the Offer to Purchase, dated October 6, 2016 and previously circulated to stockholders or (ii) the revised Letter of Transmittal attached as Exhibit (a)(1)(I) to Amendment No. 1 to our Schedule TO, filed with the SEC on the date hereof. Shares previously validly tendered pursuant to the original Letter of Transmittal and not withdrawn constitute valid tenders for purposes of the Offer.

        Stockholders who have validly tendered and not withdrawn their Shares are not required to take any further action.

SECTION 4. ACCEPTANCE FOR PAYMENT AND PAYMENT

  Section 4. of the Offer to Purchase is hereby amended, modified and supplemented as follows:

        On the terms and subject to the conditions of the Offer (including, if the Offer is further amended, supplemented or extended), we will accept for payment and will pay promptly after the Expiration Time for all Shares validly tendered prior to the Expiration Time and not properly withdrawn in accordance with "Section 3. Withdrawal Rights" of the Offer to Purchase, up to a maximum of 18,000,000 Shares.

        If we do not purchase any tendered Shares under the Offer for any reason or, if due to proration, not all Shares tendered are purchased, then, promptly following the expiration or termination of the Offer and, at no expense to tendering stockholders, with respect to all Shares not accepted for payment:

  •
  in the case of proration, the depositary will create book-entry accounts on the records of FVE representing the number of tendered Shares previously represented by certificates not accepted for payment;

  •
  in the case of tendered Shares not purchased, the depositary will return the original certificates that were tendered; and

  •
  in the case of tendered Shares delivered by book-entry transfer into the depositary's account at the book-entry transfer facility in accordance with the procedures described in "Section 2.

    Procedure for Tendering Shares" of the Offer to Purchase, those Shares will be credited to the account at the book-entry transfer facility from which that transfer had been previously made.

SECTION 6. PRICE RANGE OF THE SHARES

  Section 6. of the Offer to Purchase is hereby amended, modified and supplemented as follows:

        The following table sets forth the high and low sale prices of the Shares for the fourth quarter of 2016, as reported by the Nasdaq, based on published financial sources for the periods indicated in 2016.

Year	High	Low
2016:
Fourth Quarter (through October 26, 2016)	$3.03	$2.29

        On Wednesday, October 26, 2016, the last full trading day prior to the date of this Amendment and Supplement, the closing price of the Shares as reported by the Nasdaq was $2.92 per Share. If you wish to sell your Shares, you may be able to obtain a higher price by selling your Shares in the open market or otherwise rather than pursuant to the Offer. You should discuss with your broker or other financial, legal or tax advisors whether to tender your Shares. You should obtain current market quotations for the Shares before deciding whether to tender your Shares in the Offer.

SECTION 7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES

  Section 7. of the Offer to Purchase is hereby amended, modified and supplemented as follows:

        If we purchase the maximum number of Shares sought in the Offer, following consummation of the Offer, we and our controlling shareholders, Barry M. Portnoy and Adam D. Portnoy, will own, in the aggregate, 18,339,622 Shares, representing approximately 37.0% of the outstanding Shares as of October 4, 2016.

        Our purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could affect the liquidity and market value of the remaining Shares held by the public.

        If we acquire 18,000,000 Shares in the Offer, our concentration of ownership may enable us to have significant influence on matters requiring stockholder approval, including the election of directors, amendments to FVE's charter and bylaws and significant transactions such as purchases or sales of assets, mergers and other business combinations. This concentration of ownership may discourage acquisitions by others of a significant stake in FVE and may deter, delay or prevent a change in control of FVE or unsolicited acquisition proposals that other FVE stockholders may consider favorable. It may also inhibit efforts by other FVE stockholders to change the direction, management or members of the board of directors of FVE.

        On October 13, 2016, William F. Thomas and Robert D. Thomas (together, "William and Robert Thomas") announced their intention to commence, through an affiliated entity, a tender offer to purchase up to 10,000,000 Shares at a price of $3.45 per Share in cash. On October 17, 2016, William and Robert Thomas and Gemini Properties, a partnership of which they are partners, filed a Schedule 13D amendment stating that they had delivered a written request to FVE's secretary to provide to them nomination documents for the nomination of director candidates at FVE's 2017 annual meeting of stockholders and that they are requesting exceptions and approvals from the independent directors of FVE and the board of trustees of SNH similar to those which we, ABP Trust, Barry M. Portnoy and Adam D. Portnoy received. One of the approvals we obtained was with respect to Article IX of FVE's bylaws (the "NOL Bylaw"), which prohibits any transfer of Shares to the extent that such transfer would result in a person or group of persons becoming a 5-percent Stockholder (as defined in the NOL Bylaw), or an increase in the amount of Shares owned by a 5-percent Stockholder.

FVE adopted the NOL Bylaw to facilitate the preservation of certain of FVE's tax attributes, including the tax treatment of its net operating losses and certain other tax benefits. We understand that our acquisition of 18,000,000 Shares was the maximum transfer that the FVE board of directors was prepared to approve for purposes of the NOL Bylaw, based on the FVE board of directors' desire to preserve these tax attributes. As a result and assuming the board of directors' desire to preserve these tax attributes continues, our purchase of Shares in the Offer (or otherwise) likely will reduce the size of acquisition by William and Robert Thomas that the FVE board of directors would be prepared to approve for purposes of the NOL Bylaw.

SECTION 8. CERTAIN INFORMATION CONCERNING FVE

  Section 8. of the Offer to Purchase is hereby amended, modified and supplemented as follows:

        The first paragraph in "Section 8. Certain Information Concerning FVE" of the Offer to Purchase, which identifies the source of the description of FVE and its business, as well as the qualification of such description, is hereby deleted.

SECTION 9. CERTAIN INFORMATION CONCERNING PURCHASER

  Section 9. of the Offer to Purchase is hereby amended, modified and supplemented as follows:

Interest in the Securities of the Subject Company.

        The following table shows the number of Shares beneficially owned (unless otherwise indicated) by (1) Purchaser, (2) ABP Trust, (3) Adam D. Portnoy and (4) Barry M. Portnoy as of October 26, 2016 and pro forma after giving effect to the consummation of a fully subscribed Offer as if it had occurred immediately prior to October 26, 2016.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Issued and Outstanding Shares(1)	Pro Forma Amount and Nature of Beneficial Ownership(2)		Pro Forma Percent of Issued and Outstanding Shares(1)(2)
ABP Acquisition LLC	0		0%	18,000,000		36.3%
ABP Trust	0	(3)	0%	18,000,000	(3)	36.3%
Adam D. Portnoy	108,000	(4)	*	18,108,000	(3)(4)	36.6%
Barry M. Portnoy	231,622	(4)	*	18,231,622	(3)(4)	36.8%

*
Less than 1%

(1)
Calculated based on 49,519,051 Shares issued and outstanding as of October 4, 2016.

(2)
Assumes and gives effect to the purchase of 18,000,000 Shares by Purchaser pursuant to the Offer.

(3)
ABP Trust, the parent of Purchaser, Adam D. Portnoy, the president and chief executive officer, a beneficial owner and a trustee of ABP Trust, and Barry M. Portnoy, the chairman, majority beneficial owner and a trustee of ABP Trust, may be deemed to beneficially own (and have shared voting and dispositive power over) the Shares owned by Purchaser.

(4)
Adam D. Portnoy and Barry M. Portnoy are managing trustees of SNH, which owns 4,235,000 Shares. Adam D. Portnoy and Barry M. Portnoy are also executive officers of RMR LLC, the manager of SNH. However, they and RMR LLC may not act to vote or sell the 4,235,000 Shares owned by SNH without authorization of the board of trustees of SNH, which is comprised of five trustees. As a result, Adam D. Portnoy and Barry M. Portnoy have determined that they do not beneficially own the 4,235,000 Shares owned by SNH and, as a result, those Shares are not referenced.

SECTION 10. BACKGROUND OF THE OFFER

  Section 10. of the Offer to Purchase is hereby amended, modified and supplemented as follows:

        On October 17, 2016, the Requesting Parties requested the consent and waiver of the required lenders under FVE's secured revolving credit facility of any default or event of default under the agreement governing such credit facility resulting from the acquisition by the Requesting Parties of more than 35% of the combined voting power of all voting interests of FVE. In connection with this request, on October 21, 2016, the Requesting Parties and FVE entered into a letter agreement pursuant to which the Requesting Parties confirmed their agreement to reimburse FVE for all of its out-of-pocket fees and expenses reasonably incurred in connection with such request and acknowledged that the lender waiver and consent does not increase the maximum number of Shares permitted to be acquired by the Requesting Parties under, or vary any other terms or conditions of, the FVE Standstill and Lock-Up Agreement. On October 21, 2016, the required lenders under FVE's secured revolving credit facility granted the waiver and consent, thereby permitting Purchaser's acquisition of 18,000,000 Shares in the Offer.

        For a further description of the agreements associated with FVE's credit facility, see "Section 12. Relationships, Agreements and Transactions with FVE or its Affiliates; Plans for FVE" below.

        On October 27, 2016, Purchaser amended and supplemented the Offer to Purchase to increase the number of Shares it is offering to purchase from 10,000,000 Shares to 18,000,000 Shares.

SECTION 12. RELATIONSHIPS, AGREEMENTS AND TRANSACTIONS WITH FVE OR ITS AFFILIATES; PLANS FOR FVE

  Section 12. of the Offer to Purchase is hereby amended, modified and supplemented as follows:

  FVE's Credit Facility.

        On October 17, 2016, the Requesting Parties requested the consent and waiver of the required lenders under FVE's secured revolving credit facility of any default or event of default under the agreement governing such credit facility resulting from the acquisition by the Requesting Parties of more than 35% of the combined voting power of all voting interests of FVE. In connection with this request, on October 21, 2016, the Requesting Parties and FVE entered into a letter agreement pursuant to which the Requesting Parties confirmed their agreement to reimburse FVE for all of its out-of-pocket fees and expenses reasonably incurred in connection with such request and acknowledged that the lender waiver and consent does not increase the maximum number of Shares permitted to be acquired by the Requesting Parties under, or vary any other terms or conditions of, the FVE Standstill and Lock-Up Agreement. On October 21, 2016, the required lenders under FVE's secured revolving credit facility granted the waiver and consent, thereby permitting Purchaser's acquisition of 18,000,000 Shares in the Offer.

        The foregoing description of the October 21, 2016 letter agreement between FVE and the Requesting Parties is not complete and is subject to and qualified in its entirety by reference to the full text of such agreement, which is attached as Exhibit (a)(1)(M) to Amendment No. 1 to our Schedule TO, filed with the SEC on the date hereof, and which is incorporated herein by reference.

SECTION 14. SOURCE AND AMOUNT OF FUNDS

  Section 14. of the Offer to Purchase is hereby amended, modified and supplemented as follows:

        If we purchase 18,000,000 Shares pursuant to the Offer at $3.00 per Share, our aggregate cost for the Shares will be approximately $54.0 million. Our parent, ABP Trust has contributed to us sufficient cash to pay this amount and to pay related fees and expenses and to pay all other amounts that may become due and payable as a result of the Offer. The Offer is not conditioned upon any financing arrangements.

        We do not believe that our financial condition is material to your decision to tender Shares and accept the Offer because, among other things, the Offer consideration consists solely of cash, the Offer is not subject to any financing condition, Adam D. Portnoy, Barry M. Portnoy, ABP Trust and Purchaser together have cash, cash equivalents and marketable securities sufficient to purchase

18,000,000 Shares at $3.00 a Share by at least a factor of three and we, ABP Trust, Adam D. Portnoy and Barry M. Portnoy have significant assets and negligible liabilities.

        We are a wholly owned subsidiary of ABP Trust. ABP Trust is owned by Adam D. Portnoy and Barry M. Portnoy. Neither Purchaser nor ABP Trust have any material liabilities. ABP Trust's most significant asset is its ownership interests in RMR Inc., a company whose shares of class A common stock are listed on Nasdaq, and RMR LLC, which is majority owned subsidiary of RMR Inc. ABP Trust owns 90,056 shares of class A common stock of RMR Inc., 1,000,000 shares of class B-1 common stock of RMR Inc., 15,000,000 shares of class B-2 common stock of RMR Inc. and 15,000,000 class A membership units of RMR LLC. As a result of this ownership, ABP Trust controls 91.4% of the voting power of the outstanding shares of RMR Inc. and owns, directly and indirectly, an approximate 51.8% economic interest in RMR LLC. Based on the closing market price of the shares of class A common stock of RMR Inc. on the Nasdaq on October 26, 2016 of $36.10 per share, we believe that the implied aggregate value of ABP Trust's investment in RMR Inc. and RMR LLC is approximately $582.7 million.

        In addition to the above, Adam D. Portnoy, Barry M. Portnoy and ABP Trust also have significant investments in four publicly traded real estate investment trusts (the "Managed REITs") that are managed by RMR LLC. As of October 26, 2016, they own in aggregate 1,736,150 common shares of Government Properties Income Trust, 2,321,623 common shares of Hospitality Properties Trust, 1,713,639 common shares of Select Income REIT and 2,989,042 common shares of Senior Housing Properties Trust. Some of the shares of the Managed REITs held by ABP Trust are subject to lock-up restrictions that extend until June 5, 2025, subject to earlier termination upon the occurrence of certain events such as a change of control or termination of listing of the applicable Managed REIT. Based on the closing market prices of the common shares of the Managed REITs on the Nasdaq on October 26, 2016, the investments of Adam D. Portnoy, Barry M. Portnoy and ABP Trust in the Managed REITs that are not subject to the above-described lock-up restrictions have an aggregate value of approximately $78.2 million and their investments in the Managed REITs that are subject to such lock-up restrictions have an aggregate value of approximately $126.9 million. Each Managed REIT pays quarterly dividends to its shareholders. As of October 26, 2016, Adam D. Portnoy and Barry M. Portnoy have a combined net worth of not less than $787.8 million.

        RMR Inc. and each Managed REIT is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters, including its financial statements. The investments of ABP Trust, Barry M. Portnoy and Adam D. Portnoy in RMR Inc., RMR LLC and the Managed REITs are disclosed by them in reports and other documents filed with the SEC. Copies of such reports and other documents filed by these entities can be obtained from the SEC's website at www.sec.gov.

ABP Acquisition LLC

The Depositary and Paying Agent for the Offer is:

Wells Fargo Bank, N.A.

By Mail:	By Courier:
Wells Fargo Bank, N.A.	Wells Fargo Bank, N.A.
Shareowner Services	Shareowner Services
Voluntary Corporate Actions	Voluntary Corporate Actions
P.O. Box 64858	1110 Centre Pointe Curve, Suite 101
St. Paul, Minnesota 55164-0858	Mendota Heights, Minnesota 55120

Any questions or requests for assistance or additional copies of the Offer to Purchase and the related Letter of Transmittal may be directed to the Information Agent at its telephone number and location listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

470 West Avenue
Stamford, Connecticut 06902

Banks and Brokerage Firms Call: (203) 658-9400
Stockholders Call Toll Free: (800) 662-5200
E-mail: tenderinfo@morrowco.com

October 27, 2016

QuickLinks

  Exhibit (a)(1)(H)
IMPORTANT
TABLE OF CONTENTS
SUMMARY TERM SHEET
INTRODUCTION
THE OFFER